Exhibit 10.20

EXECUTION VERSION

QUOTA SHARE REINSURANCE AND SPECIAL INDEMNITY AGREEMENT

BY AND BETWEEN

USF&G SPECIALTY INSURANCE COMPANY

(as Cedent)

AND

UNITED STATES FIDELITY AND GUARANTY COMPANY

(as Reinsurer)

MADE AS OF NOVEMBER 1, 2005

i

ii

THIS QUOTA SHARE REINSURANCE AND SPECIAL INDEMNITY AGREEMENT (this “Quota Share Reinsurance Agreement”) is made as of the Effective Date (as defined herein), by and between USF&G SPECIALTY INSURANCE COMPANY, a property and casualty insurance company organized under the laws of the State of Maryland (“Cedent”), and UNITED STATES FIDELITY AND GUARANTY COMPANY, a property and casualty insurance company organized under the laws of the State of Maryland (“Reinsurer”).

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of August 2, 2005, by and between Reinsurer and Acquisition Company (as such term is defined in such agreement) (the “Stock Purchase Agreement”), Reinsurer will, among other things, sell, convey and transfer to Acquisition Company all of the outstanding shares of Cedent on the terms and conditions set forth therein;

WHEREAS, Cedent and Reinsurer will have terminated their existing inter-company reinsurance agreement effective as of the Closing Date (as defined herein) pursuant to the terms of the Termination Agreement attached hereto as Exhibit A;

WHEREAS, as part of the Stock Purchase Agreement, Cedent and Reinsurer have agreed to enter into this Quota Share Reinsurance Agreement pursuant to which Cedent will cede, and Reinsurer will assume, on a 100% quota share basis, the liabilities and obligations arising out of the Reinsured Liabilities (as defined herein) and will indemnify Cedent against certain risks with respect to insurance policies issued prior to the Effective Date, all in accordance with the terms and conditions of this Quota Share Reinsurance Agreement; and

WHEREAS, the Reinsurer will administer all aspects of the Reinsured Liabilities pursuant to the terms of the Administrative Services Agreement (as defined herein).

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth and set forth in the Stock Purchase Agreement and the Administrative Services Agreement, the parties hereto, intending to be legally bound, covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Quota Share Reinsurance Agreement, the following terms shall have the meanings set forth herein:

“AAA” has the meaning set forth in Section 11.3 hereof.

“Administrative Services Agreement” means the Administrative Services Agreement effective as of the Effective Date by and between Cedent and Reinsurer.

“Affiliate” of any Person means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Ancillary Agreements” has the meaning set forth in the Stock Purchase Agreement.

“Applicable Law” means any applicable order, law, statute, regulation, code, rule, ordinance, writ, injunction, directive, judgment, decree, promulgated, issued, enforced or entered by any Governmental Entity.

“Assigned Reinsurance Recoverables” has the meaning set forth in Section 3.6 hereof.

“Board” has the meaning set forth in Section 11.1 hereof.

“Business” means the monoline residential earthquake and non-admitted homeowners business written by Cedent.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by Applicable Law to close.

“Business Reinsured Contracts” means all insurance contracts, policies, binders, riders or endorsements thereto issued, written or bound by Cedent prior to the Effective Date that comprise the Business.

“Closing” means the closing of the transactions contemplated by the Stock Purchase Agreement.

“Closing Date” means the date on which the Closing takes place.

“Collateral” has the meaning set forth in Section 10.1 hereof.

“Effective Date” means the Closing Date.

“Excluded Liabilities” means any liability or obligation of Cedent for:

(1) Extra Contractual Liabilities and any related attorneys’ fees and other expenses incurred by Cedent to the extent caused by acts, errors or omissions of Cedent or any of its officers, employees, agents or representatives, other than Reinsurer and its officers, employees, agents or representatives, unless such acts, errors or omissions were taken before the Effective Date or, were taken on or after the Effective Date at the written direction of the Reinsurer;

(2) any liability or obligation arising out of or relating to Cedent’s failure to follow in all material respect any reasonable written recommendation made by the Administrator (as such term is defined in the Administrative Services Agreement) pursuant to the Administrative Services Agreement unless by following such recommendation Cedent would not comply in all material respects with Applicable Law or the terms of the Reinsured Contracts, in which case all Reinsured Liabilities and obligations arising from such recommendation as modified to conform in all material respects to Applicable Law and the terms of the Reinsured Contracts shall not be Excluded Liabilities; and

(3) any liability or obligation arising out of or relating to the Business Reinsured Contracts relating to Post-Effective Date Losses under Business Reinsured Contracts and all obligations for premium relating to Post-Effective Date Policy Periods under Business Reinsured Contracts.

(4) any liability or obligation arising out of or relating to the Existing Reinsurance Contracts for Post-Effective Date Losses and all obligations for premium related to the Existing Reinsurance Contracts for Post-Effective Date Policy Periods.

“Existing Reinsurance Contracts” means those Third Party Reinsurance Contracts between the Cedent and any Third Party Reinsurer that cover Post-Effective Date Losses listed on Schedule A attached hereto.

“Extra Contractual Liabilities” means all liabilities or obligations or expenses, other than those arising under the express terms of and within the express limits of the Reinsured Contracts, whether to policyholders, Governmental Entities or any other Person, which liabilities and obligations shall include any liability for punitive, exemplary, special or any other form of extra contractual damages relating to the Reinsured Contracts, including payments beyond the limits of the Reinsured Contracts, which arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, including any act, error or omission relating to (a) the investigation, defense, trial, appeal, settlement (or failure to settle) or handling of claims, benefits, or payments arising out of or relating to the Reinsured Contracts or (b) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts.

“Governmental Entity” means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

“Indemnified Liabilities” means (a) all liabilities, obligations or expenses (including Extra Contractual Liabilities and Loss Adjustment Expenses) which arise at any time from or relate to the Other Reinsured Contracts including liability of the Cedent in connection with the sale, issuance, servicing, billing, pricing, cancellation or non-renewal of any Other Reinsured Contract and (b) all liabilities, obligations or expenses (including Extra Contractual Liabilities and Loss Adjustment Expenses) which arise under any Business Reinsured Contract including liability to policyholders of the Cedent in connection with the sale, issuance, servicing, billing, pricing, cancellation or non-renewal of any such Business Reinsured Contract to policyholders, provided that such liabilities, obligations or expenses to policyholders arise out of an act, error or omission by the Cedent prior to the Effective Date, or an act, error or omission by the Reinsurer or at the direction by the Reinsurer to the Cedent at any time. Indemnified

Liabilities shall include any liabilities to policyholders for punitive, exemplary, special or any other form of extra contractual damages; provided, however, in no event shall Indemnified Liabilities include (i) any liabilities or obligations of any nature whatsoever to Governmental Entities or third parties other than policyholders of the Cedent related to Business Reinsured Contracts, or (ii) Post-Effective Date Losses other than Post-Effective Date Losses arising out of actions by the Reinsurer or action required to be taken by Cedent at the direction of the Reinsurer. For the avoidance of doubt, all liabilities, obligations or expenses relating to Other Reinsured Contracts including liabilities to Governmental Entities and liabilities arising after the Effective Date are included within the meaning of “Indemnified Liabilities.” For the avoidance of doubt, Indemnified Liabilities shall include all liabilities, obligations or expenses arising out of the items listed in Section 3.7 of the Seller Disclosure Schedule.

“Liability” means a liability, obligation, expense, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown) related to the Business.

“LIBOR” means a rate per annum equal to the three-month London Interbank Offered Rate as published in The Wall Street Journal, Eastern Edition, with LIBOR being determined on or most recently prior to the date such payment is due.

“Loss Adjustment Expenses” means all costs and expenses that are incurred by the Cedent in the investigation, appraisal, negotiation, adjustment, settlement, litigation, defense or appeal of a specific claim including court costs and costs of supersedeas and appeal bonds, statutory penalties, pre-judgment interest, post-judgment interest and legal expenses and costs incurred by Cedent in connection with coverage questions.

“Other Reinsured Contracts” means all insurance and reinsurance contracts, policies, binders, riders or endorsements thereto issued, written or bound by Cedent prior to the Effective Date that do not comprise the Business and any extensions or renewals thereof issued as required by Applicable Law or the express terms of such insurance contracts, policies, binders, riders or endorsements.

“Person” means an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Effective Date Losses” means losses arising out of any exposure, event, occurrence or other happening or a related series of exposures, events, occurrences or other happenings that occurs or commences on or after the Effective Date, in each case including any Loss Adjustment Expenses or Extra Contractual Liabilities associated therewith.

“Post-Effective Date Policy Periods” means any policy period or portion thereof that commences on or after the Effective Date.

“Pre-Effective Date Losses” means losses (whether known or reported prior to, on or after the Effective Date) arising out of any exposure, event, occurrence or other happening or a related series of exposures, events, occurrences or other happenings that occurs or commences prior to the Effective Date, in each case including any Loss Adjustment Expenses or Extra Contractual Liabilities associated therewith.

“Pre-Effective Date Policy Periods” means any policy period that terminates prior to the Effective Date and any portion of a policy period up to immediately prior to the Effective Date.

“Reinsured Contracts” means the Business Reinsured Contracts and the Other Reinsured Contracts.

“Reinsured Liabilities” means all liabilities and obligations (including Extra Contractual Liabilities, Loss Adjustment Expenses, and allowances as described in Section 3.3 and obligations arising under Applicable Law) of the Cedent arising under (a) the Business Reinsured Contracts with respect to Pre-Effective Date Losses and Pre-Effective Date Policy Periods and (b) Other Reinsured Contracts with respect to both Pre-Effective Date Losses and Post-Effective Date Losses and Pre-Effective Date Policy Periods and Post Effective Date Policy Periods, but, as to each of (a) and (b), excluding Excluded Liabilities.

“Taxes” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, insurance premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, estimated, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto.

“Terminated Reinsurance Contracts” means those Third Party Reinsurance Contracts between the Cedent and any Third Party Reinsurers that do not cover any Post-Effective Date Losses.

“Third Party Reinsurance Contracts” means reinsurance contracts issued by Third Party Reinsurers.

“Third Party Reinsurers” means reinsurers unaffiliated with the Cedent other than the Reinsurer under this Quota Share Reinsurance Agreement.

ARTICLE II

BASIS OF REINSURANCE

Section 2.1 Cession. As of the Effective Date, Cedent hereby cedes on an indemnity basis to Reinsurer, and Reinsurer hereby accepts and agrees to reinsure and indemnify Cedent for, one hundred percent (100%) of all Reinsured Liabilities. The Reinsurer shall follow in all respects the fortunes of the Cedent with respect to the Reinsured Liabilities being assumed by the Reinsurer under this Quota Share Reinsurance Agreement.

Section 2.2 Basis of Cession. The reinsurance provided by this Quota Share Reinsurance Agreement applies gross disregarding any reinsurance with Third Party Reinsurers. All Terminated Reinsurance Contracts shall inure to the benefit of the Reinsurer. All Existing Reinsurance Contracts shall inure to the benefit of the Reinsurer with respect to Pre-Effective Date Losses and shall inure to the benefit of the Cedent with respect to Post-Effective Date Losses.

Section 2.3 Effect of Reinsured Contracts. Except as otherwise set forth in this Quota Share Reinsurance Agreement or the Administrative Services Agreement, the reinsurance provided under this Quota Share Reinsurance Agreement shall be subject to the same clauses, terms, limits, conditions, endorsements, modifications, and waivers of or affecting the Reinsured Contracts, it being the intent of the parties that Reinsurer shall follow the fortunes and settlements made by or on behalf of the Cedent in all respects.

ARTICLE III

PREMIUMS AND ALLOWANCES

Section 3.1 Reinsurance Premium. As consideration for the reinsurance being provided hereunder, at Closing, Cedent shall pay to Reinsurer, with respect to the (a) Other Reinsured Contracts, all of its reserves of any nature whatsoever (whether established for losses, expenses or unearned premium) for all periods and (b) Business Reinsured Contracts, all of its loss and Loss Adjustment Expenses reserves arising out of Pre-Effective Date Losses and all of its unearned premium reserves for Pre-Effective Date Policy Periods.

Section 3.2 Cedent’s Payment Obligations. Cedent agrees to pay Reinsurer one hundred percent (100%) of the following amounts which are actually received by Cedent on or after the Effective Date:

(a) premiums and other receivables to the extent they relate to (a) Other Reinsured Contracts or (b) Business Reinsured Contracts, but only to the extent such premium and other receivables relate to Pre-Effective Date Policy Periods;

(b) litigation and claim recoveries from third parties to the extent they relate to the Reinsured Liabilities;

(c) any amounts received under Terminated Reinsurance Contracts and any amounts received with respect to Pre-Effective Date Losses or Pre-Effective Date Policy Periods under Existing Reinsurance Contracts; and

(d) any refunds or actual reduction of Taxes of Cedent resulting from tax credits actually received by Cedent based upon such taxes and assessments for which Reinsurer has paid to, or on behalf of, Cedent pursuant to Sections 3.3(a)(ii) and 3.3(a)(iii).

Section 3.3 Reinsurer’s Payment Obligations. Reinsurer agrees to pay on behalf of, Cedent (or reimburse the Cedent if it fails to do so) the following:

(a) (i) any and all state and local premium, surplus lines, unauthorized insurance or other similar taxes imposed on premiums written, collected or received, as applicable under the law of the applicable jurisdiction, on or after the Effective Date and relating to the Other Reinsured Contracts and Business Reinsured Contracts (but only for Pre-Effective Date Policy Periods), (ii) any and all guaranty fund or other residual market assessments incurred by Cedent with respect to premiums relating to the Other Reinsured Contracts and Business Reinsured Contracts (but only for Pre-Effective Date Policy Periods) and (iii) any and all state or local Taxes (but not including income taxes) imposed on Cedent in connection with the performance of the parties’ obligations pursuant to this Quota Share Reinsurance Agreement, to the extent that such obligations relate to the Other Reinsured Contracts and Business Reinsured Contracts (but only for Pre-Effective Date Policy Periods);

(b) producer compensation to the extent based on premiums arising from the Other Reinsured Contracts or Business Reinsured Contracts (but only for Pre-Effective Date Policy Periods of Business Reinsured Contracts); and

(c) any and all amounts actually paid by Cedent, other than by the Administrator with the Administrator’s own funds on Cedent’s behalf under the Administrative Services Agreement, relating to the Reinsured Liabilities.

Section 3.4 Form of Reinsurer’s Payment. To the extent the amount of the obligations set forth in Section 3.3 above can readily be calculated at the time the expense is incurred by Cedent, Reinsurer shall pay such expense on behalf of Cedent. If such amount cannot be readily calculated, Reinsurer will promptly pay such expense at such time as Cedent is able to calculate such expense (or if the Cedent has already paid such expense, reimburse Cedent upon Cedent’s request for reimbursement).

Section 3.5 Reinsurance Administration. Reinsurer shall have a continuing obligation during the term of this Quota Share Reinsurance Agreement to fund the Bank Accounts (as such term is defined in the Administrative Services Agreement) in an amount sufficient to satisfy all Reinsured Liabilities as such liabilities become due. Notwithstanding any other provisions of this Quota Share Reinsurance Agreement to the contrary, Cedent shall have no responsibility whatsoever to provide funds to satisfy the Reinsured Liabilities or fund the Bank Accounts.

Section 3.6 Assignment of Reinsurance Recoverables. Cedent shall irrevocably assign to Reinsurer all reinsurance recoverables relating to the Reinsured Liabilities paid by Reinsurer and all rights to collect premium, salvage, subrogation or other recoveries related thereto (collectively, the “Reinsurance Recoverables”) in accordance with the Assignment of Reinsurance Recoverables Agreement attached hereto as Exhibit B.

ARTICLE IV

ACCOUNTING AND REINSURANCE SETTLEMENT

Section 4.1 Delivery of Accounting and Settlement Reports. Within thirty (30) days following the end of each calendar month, Reinsurer shall provide Cedent with accounting and settlement reports (including underlying journal entries contemplated by the Administrative Services Agreement) in a format to be mutually agreed upon by the parties. Cedent shall have the right to request a change to the format of the reports upon thirty (30) days’ prior written notice to Reinsurer; provided, however, that the change shall involve no material additional cost to Reinsurer except to the extent reasonably required by Cedent to prepare, make or file necessary or required financial and statistical reports.

Section 4.2 Report of Allowances. Within fifteen (15) days following receipt of the report required to be provided to Cedent by Reinsurer under Section 4.1 hereof, Cedent shall provide Reinsurer with a report of the allowances set forth in Section 3.3 in a format to be mutually agreed upon by the parties.

Section 4.3 Payment of Amounts Indicated in Accounting and Settlement Reports. Simultaneously with Reinsurer’s delivery of the accounting and settlement reports required to be provided to Cedent by Reinsurer under Section 4.1 hereof, Reinsurer shall pay any amounts due to Cedent indicated by such accounting and settlement reports. Reinsurer shall pay any allowances due to the Cedent shown on the report required to be provided to Reinsurer by Cedent under Section 4.2 hereof on or before the tenth (10th) Business Day following its receipt of such report. Cedent shall pay any amount due to Reinsurer on or before the thirtieth (30th) Business Day following its receipt of the accounting and settlement reports required to be provided to Cedent by Reinsurer under Section 4.1 hereof. Any late payment of an amount required by this Quota Share Reinsurance Agreement to be paid or remitted by Cedent to Reinsurer or by Reinsurer to Cedent shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to the rate announced by Citibank, N.A. as its “Base Rate” plus two percent (2%).

Section 4.4 Offset. Any debts or credits incurred on and after the Effective Date in favor of or against either Cedent or Reinsurer with respect to this Quota Share Reinsurance Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

ARTICLE V

REINSURED CONTRACT ADMINISTRATION

Section 5.1 Administrative Services.

(a) The Reinsured Liabilities shall be administered by the Reinsurer pursuant to the Administrative Services Agreement. In administering the Reinsured Liabilities, Reinsurer shall conduct itself in accordance with the terms and conditions of the Administrative Services Agreement.

(b) Notwithstanding any other provision of this Quota Share Reinsurance Agreement to the contrary, in no event shall the Cedent have any obligation or liability to the Reinsurer hereunder for any default of its obligations under this Quota Share Reinsurance Agreement caused by the failure of the Administrator to perform its obligations under the Administrative Services Agreement, except with respect to a breach or default under the Administrative Services Agreement caused directly or indirectly by Cedent.

ARTICLE VI

INSOLVENCY

Section 6.1 Insolvency. In the event of the insolvency of Cedent, all reinsurance under this Quota Share Reinsurance Agreement shall be payable by Reinsurer on the basis of the liability of Cedent under the Reinsured Contracts without diminution because of the insolvency of Cedent. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of Cedent, all amounts payable by Reinsurer hereunder to Cedent shall be payable directly to Cedent or to such conservator, liquidator or statutory successor.

Section 6.2 Notice of Pendency of Claim. It is understood, however, that in the event of the insolvency of Cedent the liquidator or receiver or statutory successor of Cedent shall give written notice to Reinsurer of the pendency of a claim against Cedent on the Reinsured Contracts reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim. Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to Cedent or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedent as a result of the defense undertaken by Reinsurer.

ARTICLE VII

DURATION AND TERMINATION

Section 7.1 Effective Date. This Quota Share Reinsurance Agreement shall commence on the Effective Date. This Quota Share Reinsurance Agreement shall remain in effect until all Reinsured Liabilities have been finally paid or otherwise discharged and there are no outstanding claims or reserves for incurred but not reported losses unless earlier terminated according to the provisions of Section 7.2.

Section 7.2 Termination. This Quota Share Reinsurance Agreement may be terminated (and obligations hereunder on a going forward basis shall cease) by a writing stating the terms of such termination by mutual written agreement of the parties at the time specified in such written agreement.

(b) Upon any termination of this Quota Share Reinsurance Agreement, each party shall retain its right to bring actions for, and receive, damages to which it may be entitled under Applicable Law.

ARTICLE VIII

DUTY OF COOPERATION

Section 8.1 Cooperation. The parties hereto shall cooperate in a commercially reasonable manner in order to accomplish the objectives of this Quota Share Reinsurance Agreement, including making available to each other their respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documentation as may be reasonably requested by the other party from time to time.

Section 8.2 Furnishing of Relevant Information. Upon request, each party hereto shall furnish to the other relevant information concerning the Reinsured Liabilities, including studies used in the determination of reserves, and each shall have the right to review and copy the books and records of the other concerning such Reinsured Liabilities upon reasonable prior notice, during normal business hours and at the requesting party’s own cost and expense.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Reinsurer. Reinsurer hereby indemnifies Cedent and its Affiliates and its and their respective officers, directors, employees, agents and representatives against, and agrees to hold each of them harmless from (a) Reinsured Liabilities, (b) Indemnified Liabilities, (c) any breach or nonfulfillment by Reinsurer of, or any failure by Reinsurer to perform, any of the terms or conditions of, or any duties or obligations under, this Quota Share Reinsurance Agreement and (c) any enforcement of this indemnity.

Section 9.2 Indemnification by Cedent. Cedent hereby indemnifies Reinsurer and its Affiliates and its and their respective officers, directors, employees, agents and representatives against, and agrees to hold each of them harmless from (a) Excluded Liabilities, (b) any breach or nonfulfillment by Cedent of, or any failure by Cedent to perform, any of the terms or conditions of, or any duties or obligations under, this Quota Share Reinsurance Agreement and (c) any enforcement of this indemnity.

Section 9.3 Indemnification Procedure. In the event either Cedent or Reinsurer shall have a claim for indemnity against the other party under the terms of this Quota Share Reinsurance Agreement, the parties shall follow the procedures set forth in Sections 13.6 through 13.9 of the Stock Purchase Agreement.

Section 9.4 Relationship to Stock Purchase Agreement.

For the avoidance of doubt, the indemnification provided by the Reinsurer and the Cedent pursuant to this Quota Share Reinsurance Agreement shall not be subject to the basket, cap, and other limitations to the indemnification provided under Article XIII of the Stock Purchase Agreement. In the event of any conflict between the provisions of this Quota Share Reinsurance Agreement and the Stock Purchase Agreement as respects indemnification, the terms of this Agreement shall control.

ARTICLE X

REINSURANCE CREDIT

Section 10.1 Reinsurance Credit. Notwithstanding any other provision of this Quota Share Reinsurance Agreement to the contrary, if Reinsurer is or becomes unauthorized or otherwise unaccredited in any State, the District of Columbia, or any other jurisdiction where authorization or accreditation is required by insurance regulatory authorities in order for Cedent to obtain full credit on its statutory quarterly and annual statements required to be filed with such jurisdiction for the reinsurance being provided under this Quota Share Reinsurance Agreement, Reinsurer, upon the written request of Cedent, will immediately establish, at its sole cost, letters of credit, trust funds or other form of qualifying collateral under documents in form and substance and in amounts sufficient, to permit Cedent to obtain full credit for such reinsurance in such jurisdiction (the “Collateral”). The form of any Collateral shall be selected at the sole option of the Reinsurer, unless a Governmental Entity with jurisdiction over the Cedent rejects such form of Collateral. Any Collateral in the form of letters of credit shall be clean, irrevocable and unconditional letters of credit meeting the requirements of Section 922.5 of the California Insurance Code and Section 31.05.08.08 of the Code of Maryland Regulations. The Collateral shall be in an amount equal to the sum of:

(i)	losses and Allocated Loss Adjustment Expenses paid by the Cedent, but not recovered from the Reinsurer;

(ii)	reserves for losses reported and outstanding;

(iii)	reserves for losses incurred but not reported;

(iv)	reserves for Allocated Loss Adjustment Expenses;

(v)	reserves for Allocated Loss Adjustment Expenses incurred but not reported; and

(vi)	reserves for unearned premiums.

The amount of Collateral shall be adjusted quarterly.

Section 10.2 Notification. Reinsurer shall notify Cedent within ten (10) Business Days of any loss of license or authorization or other material change or condition that will affect the ability of Cedent to obtain full credit for the reinsurance being provided under this Quota Share Reinsurance Agreement.

ARTICLE XI

ARBITRATION

Section 11.1 Arbitration. As a condition precedent to any cause of action, any and all disputes between Cedent, on the one hand, and Reinsurer, on the other hand, arising out of, relating to or concerning this Quota Share Reinsurance Agreement, whether sounding in contract or tort and whether arising during or after termination of this Quota Share Reinsurance Agreement, including whether the dispute is subject to arbitration, shall be submitted to the decision of a board of arbitration composed of two (2) arbitrators and an umpire (the “Board”) meeting at a site in New York City. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.

Section 11.2 Notice of Arbitration. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and shall be sent pursuant to Section 12.14 hereof to the affected party. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed to the affected party. Within thirty (30) days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

Section 11.3 Arbitration Panel. One arbitrator shall be chosen by the Cedent and one by the Reinsurer. If a party fails to choose an arbitrator within sixty (60) days after receiving a written request from the other party to do so, then the party making the request may choose a second arbitrator. The two arbitrators selected shall choose a third arbitrator, who shall be the umpire. If the two arbitrators selected are unable to choose the umpire, at the end of sixty (60) days following the last date of the selection of the two arbitrators, each of the parties shall name three qualified persons. Of the three persons so named by a party, the other party shall decline two, and the umpire shall be selected from the two remaining names by lot. The arbitrators shall be individuals who may be active or retired officers of an insurance or reinsurance company or professionals experienced in insurance or reinsurance matters, other than officers, directors or employees or former officers, directors or employees of any party or an affiliate of any party. The umpire shall, in addition to being an individual who meets the foregoing requirements, be impartial and disinterested.

Section 11.4 Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

Section 11.5 Arbitration Board’s Decision. The Board shall make a decision and award with regard to the terms of this Quota Share Reinsurance Agreement and the original intentions of the parties to the extent reasonably ascertainable. The Board’s decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent in writing to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding. The Board may award simple interest calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party until, but excluding, the date of payment, at a rate per annum equal to the rate announced by Citibank, N.A. as its “Base Rate” plus two percent (2%). The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing, decision and award by the Board.

Section 11.6 Jurisdiction. Either party may apply to the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, New York State Supreme Court in the Borough of Manhattan for an order compelling arbitration or confirming any decision and the award; a judgment of that court shall thereupon be entered on any decision or award and shall be enforceable in such court. If such an order is issued, the attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

Section 11.7 Arbitration Expenses. Each party shall bear the expense of the one (1) arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire.

Section 11.8 Production of Documents and Witnesses. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt and orderly hearing, decision and award by the Board. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by Applicable Law, the Board shall have the authority to issue subpoenas and other orders to enforce its decisions.

Section 11.9 Consolidation. In the event that there is a dispute between Cedent and Reinsurer that implicates the provisions of this Quota Share Reinsurance Agreement and the Administrative Services Agreement, Cedent and Reinsurer hereby agree to consolidate any such disputes under such agreements in a single arbitration proceeding.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Amendment, Modification and Waiver.

(a) Neither this Quota Share Reinsurance Agreement nor any provision hereunder may be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

Section 12.2 Entire Agreement. This Quota Share Reinsurance Agreement (together with the exhibits hereto and the other agreements, documents and instruments delivered in connection herewith) the Administrative Services Agreement, and the Indemnity Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

Section 12.3 Governing Law. This Quota Share Reinsurance Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 12.4 Severability. Any term or provision of this Quota Share Reinsurance Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Quota Share Reinsurance Agreement or affecting the validity or enforceability of any of the terms or provisions of this Quota Share Reinsurance Agreement in any other jurisdiction. If any provision of this Quota Share Reinsurance Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 12.5 Counterparts. This Quota Share Reinsurance Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 12.6 Third Party Beneficiaries. Except as expressly set forth in Sections 9.1 and 9.2, nothing in this Quota Share Reinsurance Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Quota Share Reinsurance Agreement.

Section 12.7 Binding Effect; Assignment. This Quota Share Reinsurance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. Except as provided in Article VI, neither this Quota Share Reinsurance Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this Quota Share Reinsurance Agreement, in whole or in part, to any other Person by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the party hereto, and any attempt at same shall be null and void ab initio.

Section 12.8 Specific Performance. Notwithstanding Article XI hereof, the parties recognize and agree that if for any reason any of the provisions of this Quota Share Reinsurance Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Quota Share Reinsurance Agreement without the necessity of posting a bond or other form of security pending the outcome of any arbitration. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, New York State Supreme Court in the Borough of Manhattan, for purposes of enforcing such an injunction. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.

Section 12.9 Descriptive Headings. The table of contents and descriptive article and section headings contained herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Quota Share Reinsurance Agreement.

Section 12.10 Reasonableness. Each of the parties will act reasonably and in good faith on all matters within the terms of this Quota Share Reinsurance Agreement.

Section 12.11 Interpretation.

(a) When a reference is made in this Quota Share Reinsurance Agreement to a Section or Article, such reference shall be to a section or article of this Quota Share Reinsurance Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include”, “includes” or “including” are used in this Quota Share Reinsurance Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Quota Share Reinsurance Agreement as a whole and not to any particular provision of this Quota Share Reinsurance Agreement. The meaning assigned to each term used in this Quota Share Reinsurance Agreement shall be equally applicable to both the singular and the plural, forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the last day for the exercise of any right or the discharge of any duty under this Quota Share Reinsurance Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(b) The parties have participated jointly in the negotiation and drafting of this Quota Share Reinsurance Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Quota Share Reinsurance Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Quota Share Reinsurance Agreement.

Section 12.12 Expenses. Unless otherwise specifically provided herein, all costs and expenses incurred in connection with this Quota Share Reinsurance Agreement shall be paid by the party incurring such cost or expense.

Section 12.13 Survival. The provisions of Articles IX, XI and XII hereof shall survive the termination of this Quota Share Reinsurance Agreement.

Section 12.14 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Quota Share Reinsurance Agreement as follows:

If to Cedent:

USF&G Specialty Insurance Company

1340 Smith Ave., Suite 200

Baltimore, MD 21209

Attention: Rosemary Quinn

Telephone No.: 410-779-1219

Facsimile No.: 707-676-9078

with a concurrent copy, which will not constitute notice, to:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022-4689

Attention: Neil W. Townsend, Esq.

Telephone No.: (212) 705-7000

Facsimile No.: (212).752-5378

If to Reinsurer:

c/o The St. Paul Travelers Companies, Inc.

385 Washington Street, MC 515A

St. Paul, MN 55102

Attention: General Counsel

Telephone No.: (651) 310-7115

Facsimile No.: (651) 310-8204

with concurrent copies, which will not constitute notice, to:

The St. Paul Travelers Companies, Inc.

65 East 55th Street, 21st Floor

New York, NY 10022

Attention: Bridget M Healy

Telephone No.: (212) 588-8421

Facsimile No.: (212) 588-8422

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention: Robert J. Sullivan, Esq.

Telephone No.: (212) 735-2930

Facsimile No.: (212) 735-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 12.14 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

ARTICLE XIII

EFFECTIVENESS

Section 13.1 Effectiveness. It shall be a condition to the effectiveness of this Quota Share Reinsurance Agreement that Cedent and Reinsurer shall have obtained prior approval of this Quota Share Reinsurance Agreement and the termination of the prior agreements between Cedent and Reinsurer from those state insurance departments or other regulatory authorities, if any, the approval of which is required for the effectiveness of this Quota Share Reinsurance Agreement and such termination.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, Cedent and Reinsurer have caused their names to be subscribed by their respective authorized officers as of the Effective Date.

USF&G SPECIALTY INSURANCE COMPANY

By:	/s/ Kevin M. Nish
Name:	Kevin M. Nish
Title:	President and Chief Operating Officer

UNITED STATES FIDELITY AND GUARANTY COMPANY

By:	/s/ Samuel G. Liss
Name:	Samuel G. Liss
Title:	Executive Vice President